Exhibit No. 21

Avanos Medical, Inc.

Subsidiaries

Company	Jurisdiction of Incorporation or Organization
Arabian Medical Products Manufacturing Company	Saudi Arabia
Avanos Medical (Shanghai) Co., Ltd.	China
Avanos Medical (Thailand) Limited	Thailand
Avanos Medical Australia Pty Ltd.	Australia
Avanos Medical Belgium BVBA	Belgium
Avanos Medical Brasil Consultoria Ltda.	Brazil
Avanos Medical Brasilia, LLC	Delaware
Avanos Medical Canada Inc.	Canada
Avanos Medical Deutschland GmbH	Germany
Avanos Medical France SAS	France
Avanos Medical India Private Limited	India
Avanos Medical International, Inc.	Delaware
Avanos Medical Japan, Inc.	Delaware
Avanos Medical Japan, Inc. (Japanese Branch)	Japan
Avanos Medical Mexico, S. de R.L. de C.V.	Mexico
Avanos Medical Nederland B.V.	Netherlands
Avanos Medical Sales, LLC	North Carolina
Avanos Medical Sao Paulo, LLC	Delaware
Avanos Medical Singapore Pte. Ltd.	Singapore
Avanos Medical South Africa (Pty) Ltd.	South Africa
Avanos Medical UK Limited	United Kingdom
Avent Holdings, LLC	Delaware
Avent S. de R.L. de C.V.	Mexico
Avent, Inc.	Delaware
CoolSystems, Inc.	California
Corpak SAS	France
I-Flow Holdings, LLC	Delaware
Maxter Catheters SAS	France
Medsystems HK Ltd.	Hong Kong
Microcuff GmbH	Germany
NeoMed Innovative Medical Ventures Limited	Ireland
NeoMed, Inc.	Georgia
Safeskin (B.V.I.) Limited	British Virgin Islands
Specialty Medical Products, LLC	Georgia
Tunis Medical Services	Tunisia